AGREEMENT TO PROVIDE SERVICES

Agreement made, effective as of July 1 2012, by and between Social Reality, Inc. (“company”), and CAG Technologia S.A. de cv (“agency”).

A. Company wishes to contract with Agency for the services of agency in providing professional or skilled labor (the “services”).

B. Agency is ready, willing, and able to provide such services as may be required by company.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this agreement, the parties agree as follows:

SERVICES

A. Agency understands and agrees that services to be provided company under and pursuant to this agreement shall be so provided on a day-to-day, as-needed, basis and that company in its sole discretion shall determine its need, if any, for services or the continuation of services as may be provided by agency under and pursuant to this agreement.

B. Agency agrees to provide services upon the written request of company and further agrees that the cost of such services shall not exceed the limitation of cost set forth by company’s request.

C. When requesting services, company shall specify the labor classification(s) required; the applicable hourly or daily price for each specified labor classification; the maximum allowable cost for each labor classification; and the duration of services applicable to the request, including beginning date(s) and, when applicable, ending date(s).

D. Labor classifications applicable to services to be provided under and pursuant to this agreement shall be limited to those classifications set forth by company, which may be revised from time to time by mutual agreement between the parties.

E. Company shall have sole discretion to establish the minimum qualifications necessary for the performance of any service to be rendered under and pursuant to this agreement. Further, if at any time and at its sole discretion, company determines that the services performed under and pursuant to this agreement by any of the persons provided by agency are not satisfactory, company will so notify agency in writing and agency shall immediately withdraw such individual and, at company’s option, furnish an individual who meets the qualifications required.

COMPENSATION

For services provided under and pursuant to this agreement and the written requests of company, agency shall be compensated as provided below:

A. For labor expended by agency in providing services under and pursuant to this agreement, agency shall be paid an amount equal to the applicable hourly or daily rate multiplied by the total number of hours or days actually worked by persons provided by agency. The hourly or daily rate shall not exceed those rates set forth by company’s written requests.

B. Actual expenses of persons provided by agency incurred in the providing of services and directly related to such services, shall be reimbursed by company to agency at actual cost when supported by appropriate receipts.

PAYMENT

Payment for services provided company under and pursuant to this agreement shall be net 30 days from the date of receipt by company of agency’s invoice. Agency’s invoice shall set forth, as a minimum, details of labor expended and expenses actually incurred as provided below:

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A. Agency’s invoice shall set forth the date or dates that persons provided by agency actually worked in providing services under and pursuant to this agreement. Beginning and ending dates shall be shown whenever services are provided uninterrupted over a period of time and individual dates shall be shown whenever services have been provided on a day-to-day basis. Agency’s invoice shall clearly show the labor classification, name(s) of agency-provided worker(s), applicable labor rate(s), and the total cost claimed for the period. Whenever agency provides services for an extended period of time, agency shall submit its invoices for labor expended no less often than once each calendar month.

B. The expenses incurred by agency-provided workers directly related to the providing of services under and pursuant to this agreement shall be reimbursed by company to agency. Such expenses shall be supported by appropriate receipts and such other supporting details as may be required by company. Payment therefore shall be net 30 days from the date of receipt of invoice.

AGENCY-PROVIDED WORKERS

Agency-provided workers who perform services for company under and pursuant to this agreement shall be bound by the provisions of this agreement and agency shall, at the request of company, furnish to company satisfactory evidence to that effect.

CONFIDENTIALITY

Agency agrees that: (a) all knowledge and information that agency may receive from company or employees or consultants of company, or by virtue of the performance of services under and pursuant to this agreement, relating to inventions, products, processes, machinery, apparatus, prices, discounts, costs, business affairs, future plans, or technical data that belong to company or to those with whom company has contracted regarding such information, and (b) all information provided by agency to company in reports of work done, together with any other information acquired or gained by agency or by agency-supplied workers, shall for all time and for all purposes be regarded by agency as strictly confidential and held by agency in confidence, and solely for company’s benefit and use, and shall not be used by agency or directly or indirectly disclosed by agency to any person whatsoever excepting to company or with company’s written permission. Upon the request of company, agency shall require that agency-supplied workers assigned to provide services under and pursuant to this agreement execute a supplementary agreement of confidentiality and assignment of inventions.

INVENTIONS AND COPYRIGHTABLE WORKS

A. Agency further agrees that on behalf of agency, agency’s employees and representatives, and agency-supplied workers, agency will promptly communicate and disclose to company or to its nominee, all computer programs, documentation, software, and other copyrightable works (the “copyrightable works”), discoveries, improvements, and inventions (the “inventions”) conceived, reduced to practice, or made by agency or by agency-supplied workers, whether solely or jointly with others, during the term of this agreement (1) along the lines of company’s products or applicable to or useful with the products, or (2) relating to company’s manufacturing or other processes or procedures or to machinery or apparatus useful in connection with such processes or procedures, or (3) relating to company’s investigations or to the nature of its business at the time of the invention, or (4) resulting from or related to any work agency or agency-supplied workers may do on behalf of company or at its request. All such inventions and copyrightable works that agency is obligated to disclose, whether patented or not, shall be and remain entirely the property of company or its nominees, successors or assigns. It is agreed that this is a work-made-for-hire agreement and that all such copyrightable works are works made for hire that shall be the exclusive property of company. Further, agency agrees to assign and assigns to company any rights it may have in such copyrightable works.

B. Agency and agency-supplied workers will assist company and its nominees, successors, or assigns, upon request, during and following the term of this agreement, at the expense of company, to obtain and maintain for its own benefit, patents for such inventions in any and all countries. Such assistance shall include, but not be limited to, the execution and delivery of specific assignments of any such invention and all domestic and foreign patent rights in the invention, and all other papers and documents that relate to securing and maintaining such patent rights, and the performance of all other lawful acts, as may be deemed necessary or advisable by company or its nominees, successors, or assigns.

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AGENCY REPRESENTATION

Agency represents and warrants that agency and its agency-supplied workers have the right to perform the services required under and pursuant to this agreement without violation of obligations to others, and that agency and its agency-supplied workers have the right to disclose to company all information transmitted to company in the performance of services under and pursuant to this agreement, and agency agrees that any information submitted to company, whether patentable or not, may be used fully and freely by company.

DURATION AND TERMINATION

A. This agreement shall become effective as of the date stated above and shall continue for a period of 24 months thereafter. In addition, this agreement may be terminated pursuant to the following:

1. Immediately upon death or incapacity of any person employed or supplied by agency who, in the sole opinion of company, was essential for the successful performance of agency’s obligation under and pursuant to this agreement; or

2. By either party, with or without cause at any time, upon 30 days’ prior written notice; or

3. By company, at any time, upon 5 days’ prior written notice, if agency assigns this agreement, or any right or obligation under this agreement, without company’s prior written consent; or if there is a change in the control or management of agency that is unacceptable to company; or if agency ceases to function as a going concern, or to conduct its operations in the normal course of business.

B. The obligations of agency, except those to continue to provide workers, shall survive any expiration or termination of this agreement.

C. Upon termination of this agreement, agency will return to company all written information, drawings, models, and other materials or files supplied to agency or created by agency at the expense of company.

INDEMNIFICATION

Agency agrees to indemnify and hold company, its officers, agents, and employees harmless from and against any and all liabilities, damages, losses, actions, or causes of action, costs, and expenses (including attorney’s fees), whether relating to property of company or of any third party, or to personal injury or death, arising out of or in any way contributed to by the acts or failure to act of the agency, its agents, employees, officers, or agency-supplied workers.

INDEPENDENT CONTRACTOR

The status of agency is that of an independent contractor and not of an agent or employee of company and, as such, agency shall not have the right or power to enter into any contracts, agreements, or any other commitments on behalf of company.

INSURANCE

Agency shall maintain in full force and effect, and upon the request of company, shall furnish evidence satisfactory to company that agency maintains the following insurance coverages:

A. Comprehensive general liability insurance in the minimum amount of $1,000,000 combined single limit that will cover any and all losses to company property, property of third parties, or personal injuries caused by the acts or omissions of agency.

B. For any vehicle used by agency or agency-supplied workers in providing services under and pursuant to this agreement, vehicle liability insurance in the minimum amount of $1,000,000 combined single limit.

C. Agency will carry Workers’ Compensation and Employer’s Liability Insurance in accordance with applicable law.

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MISCELLANEOUS PROVISIONS

The rights and obligations of agency under this agreement are personal to agency and may not be assigned or transferred to any other person, firm, corporation, or other entity without the prior, express, and written consent of company.

This agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this agreement shall not be binding upon either party except to the extent incorporated in this agreement.

Any notice provided for or concerning this agreement shall be in writing and be deemed sufficiently given when sent by certified or registered mail if sent to the respective address of each party as set forth at the beginning of this agreement.

It is agreed that this agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California.

Any modification of this agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

The failure of either party to this agreement to insist upon the performance of any of the terms and conditions of this agreement, or the waiver of any breach of any of the terms and conditions of this agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

In witness of the above, each party to this agreement has caused it to be executed on the date indicated below.

Social Reality, Inc.

By: __________________________

       Christopher Miglino, President

Date

CAG Technologia S.A de cv

By: __________________________

(Title)

_________

      Date

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